Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Irina Nashtatik	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

3rd Quarter Fiscal Year 2021 Results

•	Income year-over-year before income taxes for the three months ended December 31, 2020 increased by 821.3% compared to prior year third quarter
•	Pre-tax yield as a percentage of average finance receivables for the three months ended December 31, 2020 increased to 7.63% compared to 0.98% during the prior year third quarter
•	Net Portfolio Yield for the three months ended December 31, 2020 increased to 23.0% compared to 15.5% during the prior year third quarter
•	Originations year-over-year on new Contracts purchased for the three months ended December 31, 2020 decreased by 14.5% compared to prior year third quarter
•	Originations year-over-year on Direct Loans for the three months ended December 31, 2020 increased by 2.6% compared to prior year third quarter
•	Accounts 60+ days delinquent decreased to 3.9%, excluding Chapter 13 bankruptcy accounts, compared to 4.0% as of the prior year third quarter

February 3, 2021 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced net income for the three months ended December 31, 2020 of $3.8 million compared to $0.3 million for the three months ended December 31, 2019.  Diluted net income per share was $0.49 for the three months ended December 31, 2020 as compared to $0.04 for the three months ended December 31, 2019. Total revenue decreased 3.3% to $14.5 million for the three months ended December 31, 2020 as compared to $15.0 million for the three months ended December 31, 2019, which included realized gains of $0.2 million and unrealized gains of $1.1 million on equity investments during the three months ended December 31, 2020. The Company reported income before income taxes for the three months ended December 31, 2020 of $5.0 million compared to $0.5 million for the three months ended December 31, 2019. The Company recorded an income tax expense of approximately $1.2 million during the three months ended December 31, 2020 compared to an income tax expense of $0.2 million during the three months ended December 31, 2019.

The Company announced net income for the nine months ended December 31, 2020 of $6.5 million compared to $1.2 million for the nine months ended December 31, 2019.  Diluted net income per share was $0.85 for the nine months ended December 31, 2020 as compared to $0.15 for the nine months ended December 31, 2019. Total revenue decreased 9.5% to $42.7 million for the nine months ended December 31, 2020 as compared to $47.2 million for the nine months ended December 31, 2019, which included realized and unrealized gains of $1.3 million on equity investments during the nine months ended December 31, 2020. The Company reported income before income taxes for the nine months ended December 31, 2020 of $8.2 million compared to $1.7 million for the nine months ended December 31, 2019. The Company recorded an income tax expense of approximately $1.7 million during the nine months ended December 31, 2020 compared to $0.5 million during the nine months ended December 31, 2019.

For the nine months ended December 31, 2020, the Company originated $60.3 million in finance receivables, collected $87.5 million in principal payments, reduced debt by a net amount of $29.8 million, repurchased $0.7 million of common stock, and increased cash by $4.6 million.

“For the third consecutive Quarter we recognized near-record low losses and strong portfolio performance in terms of organic delinquency control,” stated Doug Marohn, President and CEO of Nicholas Financial, Inc. “We continue to enjoy these results without any increase in deferments and without the use of any special Covid-19 related customer assistance programs. Indirect sales finance originations continue to be soft, but our direct loan originations are strong.”

“The increase in core earnings is exciting and is a testament to our successful implementation and execution of Nicholas’ business strategy,” Marohn continued. “This unique and disciplined business model is being replicated in new markets as we look to continue our expansion. We have just completed several new offices expansions, and continue to initiate expansion in several others states including Texas, Arizona, Utah, Idaho and New Mexico. This will allow us to be prepared to maximize originations potential when the market starts to return to normal levels.”

Key Performance Indicators on Contracts Purchased
(Purchases in thousands)
	Number of		Average
Fiscal Year	Contracts	Principal Amount	Amount	Average	Average	Average
/Quarter	Purchased	Purchased#	Financed*^	APR*	Discount%*	Term*
2021	4,878	$49,388	$10,132	23.5%	7.4%	46
3	1,483	15,285	10,307	23.4%	7.5%	46
2	1,709	17,307	10,127	23.5%	6.8%	46
1	1,686	16,796	9,962	23.5%	8.0%	46
2020	7,647	$76,696	$10,035	23.4%	7.9%	47
4	1,991	19,658	9,873	23.5%	7.9%	46
3	1,753	17,880	10,200	23.3%	7.6%	47
2	2,011	20,104	9,997	23.5%	7.9%	46
1	1,892	19,054	10,071	23.4%	8.3%	47
2019	7,684	$77,499	$10,086	23.5%	8.2%	47
4	2,151	21,233	9,871	23.5%	8.0%	46
3	1,625	16,476	10,139	23.5%	8.1%	47
2	1,761	17,845	10,133	23.5%	8.4%	47
1	2,147	21,945	10,221	23.7%	8.3%	48

Key Performance Indicators on Direct Loans Originated (Originations in thousands)
	Number of	Principal
Fiscal Year	Loans	Amount	Average Amount	Average	Average
/Quarter	Originated	Originated	Financed*^	APR*	Term*
2021	2,744	$10,864	$4,054	29.6%	24
3	1,265	4,605	3,641	30.9%	22
2	924	3,832	4,147	29.2%	25
1	555	2,427	4,373	28.7%	26
2020	3,142	$12,638	$4,017	28.2%	25
4	720	3,104	4,310	28.6%	25
3	1,137	4,490	3,949	28.4%	24
2	739	2,988	4,043	27.4%	25
1	546	2,056	3,765	28.2%	24
2019	1,918	$7,741	$4,036	26.4%	25
4	236	1,240	4,654	27.3%	24
3	738	2,999	4,063	25.9%	25
2	495	1,805	3,646	26.5%	25
1	449	1,697	3,779	25.7%	28

*Each average included in the tables is calculated as a simple average.

^Average amount financed is calculated as a single loan amount.

#Bulk portfolio purchase excluded for period-over-period comparability

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in primarily Southeastern and Midwestern U.S. States.  The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products.  For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, including expectations regarding the impact of COVID-19 on the Company’s business, its ability to obtain the expected financial and tax benefits from the CARES Act, and its ability to obtain loan forgiveness under its PPP loan, that involve risks and uncertainties, including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to  general economic conditions, including in connection with the current COVID-19 pandemic, access to bank financing, our ability to expand the geographical scope of, and otherwise continue growing, our Direct Loan operations, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2020.  When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements.  Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended		Nine months ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Interest and fee income on finance receivables	$13,180	$14,973	$41,395	$47,199
Realized gain on equity investments	238	-	238	-
Unrealized gain on equity investments	1,056	-	1,101	-
Total revenue	14,474	14,973	42,734	47,199
Expenses:
Operating expenses	7,407	7,950	22,881	25,848
Provision for credit losses	650	4,597	7,000	12,982
Interest expense	1,442	1,886	4,660	6,672
Total expenses	9,499	14,433	34,541	45,502
Income before income taxes	4,975	540	8,193	1,697
Income tax expense	1,190	229	1,711	527
Net income	$3,785	$311	$6,482	$1,170
Earnings per share:
Basic	$0.49	$0.04	$0.84	$0.15
Diluted	$0.49	$0.04	$0.85	$0.15

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31,	March 31,
	2020	2020
Cash and restricted cash	$29,261	$24,684
Equity investments with readily determinable fair values	4,286	-
Finance receivables, net	172,386	199,781
Repossessed assets	805	1,340
Operating lease right-of-use assets	2,940	2,598
Other assets	5,015	10,415
Total assets	$214,693	$238,818
Credit facility, net of debt issuance costs	$91,547	$124,255
Note payable	3,244	-
Operating lease liabilities	2,929	2,652
Other liabilities	3,513	4,332
Total liabilities	101,233	131,239
Shareholders’ equity	113,460	107,579
Total liabilities and shareholders’ equity	$214,693	$238,818
Book value per share	$14.69	$13.78

	Three months ended		Nine months ended
	December 31,		December 31,
	(In thousands)		(In thousands)
Portfolio Summary	2020	2019	2020	2019
Average finance receivables (1)	$192,966	$219,618	$203,996	$230,527
Average indebtedness (2)	$101,522	$119,518	$112,476	$136,164
Interest and fee income on finance receivables	$13,180	$14,973	$41,395	$47,199
Interest expense	1,442	1,886	4,660	6,672
Net interest and fee income on finance receivables	$11,738	$13,087	$36,735	$40,527
Portfolio yield (3)	27.32%	27.27%	27.06%	27.30%
Interest expense as a percentage of average finance receivables	2.99%	3.44%	3.05%	3.86%
Provision for credit losses as a percentage of average finance receivables	1.35%	8.37%	4.58%	7.51%
Net portfolio yield (3)	22.98%	15.46%	19.43%	15.93%
Operating expenses as a percentage of average finance receivables	15.35%	14.48%	14.96%	14.95%
Pre-tax yield as a percentage of average finance receivables (4)	7.63%	0.98%	4.47%	0.98%
Net charge-off percentage (5)	6.30%	8.84%	5.94%	9.63%
Finance receivables			$188,626	$211,813
Allowance percentage (6)			4.81%	6.27%
Total reserves percentage (7)			8.76%	10.35%

Note: All three-month and nine-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables represent the average of finance receivables throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Credit Facility.
(3)

Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4)	Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.
(5)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period, annualized for 12 months.
(6)	Allowance percentage represents the allowance for credit losses divided by finance receivables outstanding as of ending balance sheet date.
(7)	Total reserves percentage represents the allowance for credit losses, purchase price discount, and unearned dealer discounts divided by finance receivables outstanding as of ending balance sheet date.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
December 31, 2020	$174,170	$12,914	$4,955	$2,117	$28	$20,014
		7.41%	2.84%	1.22%	0.02%	11.49%
December 31, 2019	$200,092	$16,748	$5,993	$2,279	$47	$25,067
		8.37%	3.00%	1.14%	0.02%	12.53%

Direct Loans	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
December 31, 2020	$14,227	$442	$188	$110	$4	$744
		3.11%	1.32%	0.77%	0.03%	5.23%
December 31, 2019	$11,423	$331	$123	$68	$3	$525
		2.90%	1.08%	0.60%	0.03%	4.60%

The following table presents selected information on Contracts purchased and Direct Loans originated by the Company:

	Contracts		Direct Loans
	Three months ended		Three months ended
	December 31,		December 31,
	(Purchases in thousands)		(Originations in thousands)
	2020	2019	2020	2019
Purchases/Originations	$15,285	$17,880	$4,605	$4,490
Average APR	23.4%	23.3%	30.9%	28.4%
Average discount	7.5%	7.6%	N/A	N/A
Average term (months)	46	47	22	24
Average amount financed	$10,307	$10,200	$3,641	$3,949
Number of contracts	1,483	1,753	1,265	1,137

	Contracts		Direct Loans
	Nine months ended		Nine months ended
	December 31,		December 31,
	(Purchases in thousands)		(Originations in thousands)
	2020	2019	2020	2019
Purchases/Originations	$49,388	$57,038	$10,864	$9,534
Average APR	23.5%	23.4%	29.6%	28.0%
Average discount	7.4%	7.9%	N/A	N/A
Average term (months)	46	47	24	24
Average amount financed	$10,132	$10,089	$4,054	$3,919
Number of contracts	4,878	5,656	2,744	2,422

The following table presents selected information on the entire Contract and Direct Loan portfolios of the Company:

	Contracts		Direct Loans
	As of		As of
	December 31,		December 31,
Portfolio	2020	2019	2020	2019
Average APR	22.7%	22.7%	28.4%	27.0%
Average discount	7.6%	7.7%	N/A	N/A
Average term (months)	51	51	26	26
Number of active contracts	23,388	25,995	4,126	3,376

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